Exhibit 10.1

XENON PHARMACEUTICALS INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

1.
Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating Employees to (a) perform to the best of their abilities and (b) achieve the Company’s objectives.
2.
Definitions.
2.1.
“Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the authority of the Administrator (as defined in Section 3) under Section 4.4.
2.2.
“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) that, from time to time and at the time of any determination, directly or indirectly, is in control of or is controlled by the Company.
2.3.
“Board” means the Board of Directors of the Company.
2.4.
“Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Administrator establishes the Bonus Pool for each Performance Period.
2.5.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or formal guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6.
“Committee” means a committee appointed by the Board (pursuant to Section 3) to administer the Plan.
2.7.
“Company” means Xenon Pharmaceuticals Inc., a corporation continued under the Canada Business Corporations Act (R.S.C., 1985, c. C-44), as amended, or any successor entity thereto.
2.8.
“Company Group” means the Company and any Parents, Subsidiaries, and Affiliates.
2.9.
“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Administrator from time to time.
2.10.
“Employee” means any executive, officer, or other employee of the Company Group, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
2.11.
“Fiscal Year” means the fiscal year of the Company.
2.12.
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.13.
“Participant” means as to any Performance Period, an Employee who has been selected by the Administrator for participation in the Plan for that Performance Period.
2.14.
“Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Administrator. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Administrator desires to measure some performance criteria over twelve (12) months and other criteria over three (3) months.
2.15.
“Plan” means this Executive Incentive Compensation Plan (including any appendix attached hereto), as may be amended from time to time.
2.16.
“Section 409A” means Section 409A of the Code and/or any state law equivalent as each may be amended or promulgated from time to time.
2.17.
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f), in relation to the Company.
2.18.
“Target Award” means the target award, at one hundred percent (100%) of target level performance achievement, payable under the Plan to a Participant for a Performance Period, as determined by the Administrator in accordance with Section 4.2.
2.19.
“Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the awards under the Plan, including without limitation: (a) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company Group, (b) the Participant’s and, to the extent required by the Company Group, the fringe benefit tax liability of the Company Group associated with an award under the Plan, and (c) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such award under the Plan.
2.20.
“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company Group, including without limitation a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of a Parent, Subsidiary or Affiliate. For purposes of the Plan, transfer of employment of a Participant between any members of the Company Group (for example, between the Company and a Subsidiary) will not be deemed a Termination of Employment. Unless otherwise set out in any written contract of employment the Termination of Employment shall be deemed to occur on the effective date of any written notice of termination delivered by either the Company or any Subsidiary or by the employee to the other party and shall not been deemed to include any subsequent period of notice where the employee is not providing active service, unless specifically required by applicable law.

3.
Administration of the Plan.
3.1.
Administrator. The Plan will be administered by the Board or a Committee (the “Administrator”). To the extent necessary or desirable to satisfy applicable laws, the Committee acting as the Administrator will consist of not less than two (2) members of the Board. The members of any Committee will be appointed from time to time by, and serve at the pleasure of, the Board. The Board may retain the authority to administer the Plan concurrently with a Committee and may revoke the delegation of some or all authority previously delegated. Different Administrators may administer the Plan with respect to different groups of Employees. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.
3.2.
Administrator Authority. It will be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions. The Administrator will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and sub‑plans as are necessary or appropriate to permit participation in the Plan by Employees who are non‑U.S. nationals or employed outside of the U.S. or to qualify awards for special tax treatment under the laws of jurisdictions other than the U.S., (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Any determinations and decisions made or to be made by the Administrator pursuant to the provisions of the Plan, unless specified otherwise by the Administrator, will be in the Administrator’s sole discretion.
3.3.
Decisions Binding. All determinations and decisions made by the Administrator and/or any delegate of the Administrator pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
3.4.
Delegation by Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. Such delegation may be revoked at any time.

3.5.
Indemnification. Each person who is or will have been a member of the Administrator will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
4.
Selection of Participants and Determination of Awards.
4.1.
Selection of Participants. The Administrator will select the Employees who will be Participants for any Performance Period. Participation in the Plan will be on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods. No Employee will have the right to be selected to receive an award under this Plan or, if so selected, to be selected to receive a future award.
4.2.
Determination of Target Awards. The Administrator may establish a Target Award for each Participant (which may be expressed as a percentage of a Participant’s average annual base salary for the Performance Period or a fixed dollar amount or such other amount or based on such other formula or factors as the Administrator determines).
4.3.
Bonus Pool. Each Performance Period, the Administrator may establish a Bonus Pool, which pool may be established before, during or after the applicable Performance Period. Actual Awards will be paid from the Bonus Pool (if a Bonus Pool has been established).
4.4.
Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Administrator, at any time prior to payment of an Actual Award, may: (a) increase, reduce or eliminate a Participant’s Actual Award, and/or (b) increase, reduce or eliminate the amount allocated to the Bonus Pool. The Actual Award may be below, at or above the Target Award, as determined by the Administrator. The Administrator may determine the amount of any increase, reduction, or elimination based on such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

4.5.
Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Administrator will determine the performance goals, if any, applicable to any Target Award (or portion thereof) which may include, without limitation, goals related to: research and development milestones; regulatory milestones or regulatory-related goals; gross margin; financial milestones; stock price; total shareholder return; growth in shareholder value relative to the moving average of the S&P 500 Index or another index; new product invention or innovation; business development; operating margin; product release timelines or other product release milestones; publications; cash flow; cash position; procurement; savings; internal structure; leadership development; project function or portfolio-specific milestones; license or research collaboration agreements; capital raising; patentability; other Company, subsidiary, divisional or unit objectives; and individual objectives such as peer reviews or other subjective or objective criteria.
4.6.
As determined by the Administrator, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or non‑GAAP results and any actual results may be adjusted by the Administrator for one-time items or unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the Administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or Company-wide basis. Any criteria used may be measured on such basis as the Administrator determines, including without limitation: (a) in absolute terms, (b) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against the performance of the Company as a whole or a segment of the Company and/or (f) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the Target Award, except as provided in Section 4.4. The Administrator also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the Administrator.
5.
Payment of Awards.
5.1.
Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company Group. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which the Participant may be entitled.

5.2.
Timing of Payment. Payment of each Actual Award will be made as soon as practicable after the end of the Performance Period to which the Actual Award relates and after the Actual Award is approved by the Administrator. Unless otherwise determined by the Administrator, to earn an Actual Award a Participant must be employed by the Company Group on the date the Actual Award is paid, and in all cases subject to the Administrator’s discretion pursuant to Section 4.4. Notwithstanding anything else stated in this Plan, all payments of an Actual Award shall be made both (i) within three (3) years following the end of the year in respect of which the related services were rendered, and (ii) within the ”short-term deferral” period provided under Section 1.409A-1(b)(4) of the U.S. Treasury Regulations.
5.3.
Form of Payment. Each Actual Award generally will be paid in cash (or its equivalent) in a single lump sum. The Administrator reserves the right to settle an Actual Award with a grant of an equity award with such terms and conditions, including any vesting requirements, as determined by the Administrator.
5.4.
Payment in the Event of Death or Disability. If a Termination of Employment occurs due to a Participant’s death or Disability prior to payment of an Actual Award that the Administrator has determined will be paid for a prior Performance Period, then the Actual Award will be paid to the Participant or the Participant’s estate, as the case may be, subject to the Administrator’s discretion pursuant to Section 4.4.
6.
General Provisions.
6.1.
Tax Matters.
6.1.1.
Section 409A. It is the intent that this Plan be exempt from or comply with the requirements of Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A‑2(b)(2). In no event will the Company Group have any liability, obligation, or responsibility to reimburse, indemnify or hold harmless any Participant or other Employee for any taxes, penalties or interest imposed, or other costs incurred, as a result of Section 409A.
6.1.2.
Tax Withholdings. The Company Group will have the right and authority to deduct from any Actual Award all applicable Tax Withholdings. Prior to the payment of an Actual Award or such earlier time as any Tax Withholdings are due, the Company Group is permitted to deduct or withhold, or require a Participant to remit to the Company Group, an amount sufficient to satisfy any Tax Withholdings with respect to such Actual Award.
6.2.
No Effect on Employment or Service. Neither the Plan nor any award under the Plan will confer upon a Participant any right regarding continuing the Participant’s relationship as an Employee or other service provider to the Company Group, nor will they interfere with or limit in any way the right of the Company Group or the Participant to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.

6.3.
Forfeiture Events.
6.3.1.
Clawback Policy; Applicable Laws. All awards under the Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that the Company Group is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions with respect to an award under the Plan as the Administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award. Unless this Section 6.3.1 is specifically mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason”, “constructive termination” or “constructive dismissal” (or similar term) under any agreement with a member of the Company Group.
6.3.2.
Additional Forfeiture Terms. The Administrator may specify when providing for an award under the Plan that the Participant’s rights, payments, and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, without limitation, termination of the Participant’s status as an Employee for “cause” or any act by a Participant, whether before or after the Participant’s status as an Employee terminates, that would constitute “cause.”
6.3.3.
Accounting Restatements. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the Company Group the amount of any payment made under the Plan with respect to an award earned or accrued during the twelve (12) month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. Unless this Section 6.3.3 is specifically mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason”, “constructive termination” or “constructive dismissal” (or similar term) under any agreement with a member of the Company Group.

6.4.
Successors. All obligations of the Company under the Plan, with respect to awards under the Plan, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.5.
Nontransferability of Awards. No award under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and except as provided in Section 5.3. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.
7.
Amendment, Termination, and Duration.
7.1.
Amendment, Suspension, or Termination. The Administrator may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.
7.2.
Duration of Plan. The Plan will commence on the date first adopted by the Board or the Compensation Committee of the Board, and subject to Section 7.1 (regarding the Administrator’s right to amend or terminate the Plan), will remain in effect thereafter until terminated.
8.
Legal Construction.
8.1.
Gender and Number. Unless otherwise indicated by the context, any feminine term used herein also will include the masculine and any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.
8.2.
Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.
8.3.
Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, but without regard to its conflict of law provisions. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an award is his or her consent to irrevocably attorn to the exclusive jurisdiction of courts of the Province of British Columbia, Canada, and no other courts, regardless of where a Participant’s services are performed.
8.4.
Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulations section 2510.3‑2(c) and will be construed and administered in accordance with such intention.
8.5.
Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

9.
Compliance with Applicable Laws. Awards under the Plan (including without limitation the granting of such awards) will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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